Exhibit 4.12
AMENDMENT TO THE
PINNACLE ENTERTAINMENT, INC. 2005 EQUITY AND PERFORMANCE
INCENTIVE PLAN, AS AMENDED
This Amendment is made by Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), to amend the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, as Amended (the “Plan”), with reference to the following facts:
A. The Company maintains the Plan for the benefit of its employees, directors, and consultants.
B. Under Section 12.1 of the Plan, the Company’s Board of Directors has the power to amend the Plan as it shall deem advisable, provided that certain amendments shall require stockholder approval, and provided that no amendment shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.
C. The Company’s Board of Directors deems it advisable to amend the Plan as set forth below, and has determined that such amendments do not require stockholder approval and do not in any way impair the rights of a Participant under any Award previously granted. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan.
NOW, THEREFORE, the Plan is hereby amended, effective as of December 9, 2008, as follows:
1. Section 2.7 of the Plan is hereby amended to provide in its entirety as follows:
2.7 ‘Change of Control’ shall mean the occurrence of any of the following events:
(i) The direct or indirect acquisition by an unrelated “Person” or “Group” of “Beneficial Ownership” (as such terms are defined below) of more than 50% of the voting power of the Company’s issued and outstanding voting securities in a single transaction or a series of related transactions;
(ii) The direct or indirect sale or transfer by the Company of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions;
(iii) The merger, consolidation or reorganization of the Company with or into another corporation or other entity in which the Beneficial Owners (as such term is defined below) of more than 50% of the voting power of the Company’s issued and outstanding voting securities immediately before such merger or consolidation do not own more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or

(iv) During any consecutive 12-month period, individuals who at the beginning of such period constituted the Board of the Company (together with any new Directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office.
None of the foregoing events, however, shall constitute a Change of Control if such event is not a ‘Change in Control Event’ under Treasury Regulations Section 1.409A-3(i)(5) or successor IRS guidance. For purposes of determining whether a Change of Control has occurred, the following Persons and Groups shall not be deemed to be ‘unrelated’: (A) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question, (B) the Company has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (C) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question. The terms ‘Person,’ ‘Group,’ ‘Beneficial Owner,’ and ‘Beneficial Ownership’ shall have the meanings used in the Exchange Act, and the rules promulgated thereunder. Notwithstanding the foregoing, (I) Persons will not be considered to be acting as a ‘Group’ solely because they purchase or own stock of this Company at the same time, or as a result of the same public offering, (II) however, Persons will be considered to be acting as a ‘Group’ if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with the Company, and (III) if a Person, including an entity, owns stock both in the Company and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with the Company, such stockholders shall be considered to be acting as a Group with other stockholders only with respect to the ownership in the corporation before the transaction.”
2. Section 5.9 of the Plan is hereby amended to provide in its entirety as follows:
“5.9 Disability of Participant. If a Participant holds exercisable Options on the date his or her Continuous Status as an Employee, Director or Consultant terminates because of Disability, the Participant may exercise the Options that were vested and exercisable as of the date of termination until the end of the original term or for a period of 36 months following such termination, whichever is earlier (or such other period as is set forth in the Award Agreement or determined by the Committee). If the Participant is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan, unless otherwise set forth in the Award Agreement or determined by the Committee. The Committee may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Committee may determine in its sole discretion. If the Participant does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan, except as otherwise determined by the Committee.”

3. Section 5.10 of the Plan is hereby amended to provide in its entirety as follows:
“5.10 Death of Participant. If a Participant holds exercisable Options on the date his or her death, the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance or under Section 12.3 may exercise the Options that were vested and exercisable as of the date of death until the end of the original term or for a period of 36 months following the date of death, whichever is earlier (or such other period as is set forth in the Award Agreement or determined by the Committee). If the Participant is not entitled to exercise his or her entire Option at the date of death, the Shares covered by the unexercisable portion of the Option will revert to the Plan, unless otherwise set forth in the Award Agreement or determined by the Committee. The Committee may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Committee may determine in its sole discretion. If the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance or under Section 12.3 does not exercise the Option within the time specified above after the date of death, the Option will expire, and the Shares covered by it will revert to the Plan, except as otherwise determined by the Committee.”
4. Section 6.4 of the Plan is hereby amended to provide in its entirety as follows:
“6.4 Disability of Participant. If a Participant holds exercisable Stock Appreciation Rights on the date his or her Continuous Status as an Employee, Director or Consultant terminates because of Disability, the Participant may exercise the Stock Appreciation Rights that were vested and exercisable as of the date of termination until the end of the original term or for a period of 36 months following such termination, whichever is earlier (or such other period as is set forth in the Award Agreement or determined by the Committee). If the Participant is not entitled to exercise his or her entire Stock Appreciation Right at the date of such termination, the Shares covered by the unexercisable portion of the Stock Appreciation Right will revert to the Plan, unless otherwise set forth in the Award Agreement or determined by the Committee. The Committee may determine in its sole discretion that such unexercisable portion of the Stock Appreciation Right will become exercisable at such times and on such terms as the Committee may determine in its sole discretion. If the Participant does not exercise a Stock Appreciation Right within the time specified above after termination, that Stock Appreciation Right will expire, and the Shares covered by it will revert to the Plan, except as otherwise determined by the Committee.”

5. Section 6.5 of the Plan is hereby amended to provide in its entirety as follows:
“6.5 Death of Participant. If a Participant holds exercisable Stock Appreciation Rights on the date his or her death, the Participant’s estate or a person who acquired the right to exercise the Stock Appreciation Rights by bequest or inheritance or under Section 12.3 may exercise the Stock Appreciation Rights that were vested and exercisable as of the date of death until the end of the original term or for a period of 36 months following the date of death, whichever is earlier (or such other period as is set forth in the Award Agreement or determined by the Committee). If the Participant is not entitled to exercise his or her entire Stock Appreciation Right at the date of death, the Shares covered by the unexercisable portion of the Stock Appreciation Right will revert to the Plan, unless otherwise set forth in the Award Agreement or determined by the Committee. The Committee may determine in its sole discretion that such unexercisable portion of the Stock Appreciation Right will become exercisable at such times and on such terms as the Committee may determine in its sole discretion. If the Participant’s estate or a person who acquired the right to exercise the Stock Appreciation Right by bequest or inheritance or under Section 12.3 does not exercise the Stock Appreciation Right within the time specified above after the date of death, the Stock Appreciation Right will expire, and the Shares covered by it will revert to the Plan, except as otherwise determined by the Committee.”
6. Section 10.2 of the Plan is hereby amended to provide in its entirety as follows:
“10.2 Performance Criteria. If Restricted Stock, a Performance Award or an Other Stock Unit Award is subject to this Article 10, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of or growth of one or any combination of the following factors, or an objective formula determined at the time of the Award that is based on modified or unmodified calculations of one or any combination of the following factors: net sales; pretax income before or after allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization (“EBITDA”); an adjusted formula of EBITDA determined by the Committee; economic value-added models; comparisons with various stock market indices;

reductions in costs, and/or return on invested capital of the Company or any Affiliate, division or business unit of the Company for or within which the Participant is primarily employed. Such performance goals also may be based solely by reference to the Company’s performance or the performance of an Affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Unless the Committee specifies otherwise when it sets performance goals for an Award, objective adjustments shall be made to any of the foregoing measures for items that will not properly reflect the Company’s financial performance for these purposes, such as the write-off of debt issuance costs, pre-opening and development costs, gain or loss from asset dispositions, asset or other impairment charges, litigation settlement costs, and other non-routine items that may occur during the Performance Period. Also, unless the Committee determines otherwise in setting the performance goals for an Award, such performance goals shall be applied by excluding the impact of (a) restructurings, discontinued operations and charges for extraordinary items, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.”
7. In all other respects, the terms and provisions of the Plan are hereby ratified and declared to be in full force and effect.
IN WITNESS WHEREOF, the Company has executed this Amendment this 9th day of December, 2008.

PINNACLE ENTERTAINMENT, INC.
By:	/s/ John A. Godfrey
John A. Godfrey, Executive Vice President,
General Counsel and Secretary